                            SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                              (Amendment No.    )
Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ] Preliminary Proxy Statement
[x] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to (section mark)240.14a-11(c) or
    (section mark)240.14a-12


                (Name of Registrant as Specified In Its Charter)

                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (Check the appropriate box):

[x] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

[ ] $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

 1) Title of each class of securities to which transaction applies:

 2) Aggregate number of securities to which transaction applies:

 3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

 4) Proposed maximum aggregate value of transaction:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    2) Form, Schedule or Registration Statement No.:

    3) Filing Party:

    4) Date Filed:

                        RYAN'S FAMILY STEAK HOUSES, INC.

                          405 LANCASTER AVENUE (29650)
                              POST OFFICE BOX 100
                          GREER, SOUTH CAROLINA 29652

                                 March 29, 1996

       TO OUR SHAREHOLDERS:

            You are cordially invited to attend the Annual Meeting of Shareholders of Ryan's Family Steak Houses, Inc. to be held on Thursday, April 25, 1996 at 11:00 a.m. at the
       Greenville/Spartanburg Airport Marriott in Greenville, South
       Carolina.

            The official Notice of Annual Meeting, Proxy Statement and Form of Proxy are enclosed with this letter. The Notice of the Annual Meeting and Proxy Statement describe the formal business to be transacted at the Annual Meeting.

            The vote of every shareholder is important. To ensure proper representation of your shares at the meeting, please sign, date and return the enclosed proxy card as soon as possible, even if you currently plan to attend the Annual Meeting. This will not prevent you from voting in person but will ensure that your vote will be counted if you are unable to attend.

                                      Sincerely,
                                      /s/ Janet J. Gleitz
                                      Janet J. Gleitz
                                      SECRETARY

                        RYAN'S FAMILY STEAK HOUSES, INC.

                          405 LANCASTER AVENUE (29650)
                              POST OFFICE BOX 100
                          GREER, SOUTH CAROLINA 29652

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD APRIL 25, 1996

TO OUR SHAREHOLDERS:

     The Annual Meeting of Shareholders of Ryan's Family Steak Houses, Inc. (the "Company") will be held at the Greenville/Spartanburg Airport Marriott, Greenville, South Carolina, on Thursday, April 25, 1996 at 11:00 a.m. for the following purposes:

     (1) To elect seven (7) Directors to hold office until the next annual meeting of shareholders or until their successors have been duly elected and qualified; and

     (2) To transact such other business as may properly come before the meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on March 6, 1996 as the record date for the determination of the shareholders entitled to notice of and to vote at the meeting.

                                         BY ORDER OF THE BOARD OF DIRECTORS,
                                         /s/ Janet J. Gleitz
                                         Janet J. Gleitz
                                         SECRETARY

March 29, 1996
Greer, South Carolina

     A FORM OF PROXY IS ENCLOSED. TO ENSURE THAT YOUR SHARES WILL BE VOTED AT THE ANNUAL MEETING, YOU ARE REQUESTED TO COMPLETE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED, POSTAGE-PAID, ADDRESSED ENVELOPE. NO ADDITIONAL POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. THE GIVING OF A PROXY WILL NOT PRECLUDE YOUR RIGHT TO VOTE IN THE EVENT YOU ATTEND THE MEETING.

                        RYAN'S FAMILY STEAK HOUSES, INC.

                          405 LANCASTER AVENUE (29650)
                              POST OFFICE BOX 100
                          GREER, SOUTH CAROLINA 29652
                                 (864) 879-1000

                                PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of Ryan's Family Steak Houses, Inc. (the "Company"), to be voted at the Annual Meeting of Shareholders of the Company (the "Annual Meeting") to be held at 11:00 a.m. on Thursday, April 25, 1996 at the Greenville/Spartanburg Airport Marriott, Greenville, South Carolina. The approximate mailing date of this Proxy Statement is March 29, 1996.

     Shareholders of record at the close of business on March 6, 1996 are entitled to notice of and to vote at the Annual Meeting. As of such date, a total of 53,462,830 shares of common stock, $1 par value, of the Company ("Common Stock") were outstanding. Holders of Common Stock are entitled to one vote for each share held of record on March 6, 1996 upon all matters presented at the Annual Meeting.

     A shareholder giving a proxy may revoke it at any time before it is exercised by written notice dated later than the date of the proxy. A shareholder may revoke a proxy by: (i) delivery to the Secretary of the Company, at or before the Annual Meeting, of an instrument revoking the proxy bearing a date later than the proxy; (ii) delivery to the Secretary of the Company, at or before the Annual Meeting, of a duly executed proxy bearing a later date; or
(iii) attending the Annual Meeting and giving notice of revocation to the Secretary of the Company or expressing to the Secretary of the Company, before his or her shares are voted, a desire to vote his or her shares in person in a manner contrary to that set forth in his or her previous proxy, if any (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy). Any instrument revoking a proxy should be delivered to the Secretary of the Company at the Annual Meeting or delivered prior to the Annual Meeting to Ryan's Family Steak Houses, Inc., 405 Lancaster Avenue, Greer, South Carolina 29650 or P.O. Box 100, Greer, South Carolina 29652, Attn: Janet
J. Gleitz.

     Unless revoked, such proxy will be voted in accordance with the specifications thereon. If no contrary instructions are given, all shares represented by a proxy will be voted FOR the proposal to elect as directors of the Company the nominees named in this Proxy Statement, and in accordance with the best judgment of the proxy holders on any other matter that may properly come before the Annual Meeting. An automated system administered by the Company's transfer agent tabulates the votes. Abstentions and broker non-votes are each included in the determination of the number of shares present and voting. Each is tabulated separately. In connection with the election of directors, abstentions and broker non-votes are not counted for purposes of determining the votes cast for directors.

     The presence, either in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock at March 6, 1996 is necessary to constitute a quorum at the Annual Meeting. Directors will be elected by a plurality of votes cast at the Annual Meeting. Shareholders do not have a right to cumulate their votes for directors.

                             ELECTION OF DIRECTORS
                             (ITEM #1 ON THE PROXY)

     The following seven persons are nominees for election at the Annual Meeting as Directors to serve until the next annual meeting of the Company or until their successors are duly elected and qualified: Charles D. Way, James D. Cockman, Brian S. MacKenzie, G. Edwin McCranie, Barry L. Edwards, Harold K. Roberts, Jr. and James M. Shoemaker, Jr. Unless authority to vote for the Board's nominees in the election of directors is withheld, it is the intention of the persons named in the enclosed proxy to nominate and vote for such nominees.

     Management believes that all of the nominees will be available and able to serve as directors, but in the event any nominee is not available or able to serve, the Common Stock represented by the proxies will be voted for such substitute as shall be designated by the Board of Directors.

     The following table sets forth the name, age, principal occupation, years of service as a director, and Common Stock beneficially owned as of March 6, 1996 of or by each nominee for director.

                                                                                                       SHARES
                                                                                                        THAT
                                                                                                       CAN BE
                                                                                                      ACQUIRED
                                                                                     OUTSTANDING     WITHIN 60        TOTAL OF
                                                                                       SHARES        DAYS UPON         SHARES
                                               PRINCIPAL                DIRECTOR     BENEFICIALLY     EXERCISE      BENEFICIALLY
          NAME              AGE                OCCUPATION                SINCE          OWNED        OF OPTIONS        OWNED
Charles D. Way              43      Chairman of the Board, President      1981         234,581(7)      375,000          609,581(7)
  (1,2)                             and Chief Executive Officer of
                                    the Company
G. Edwin McCranie           47      Executive Vice President of the       1991           1,600         101,000          102,600
  (2)                               Company
Barry L. Edwards            48      Executive Vice President,             1982          38,478(8)       35,000           73,478(8)
  (3,4,5)                           Treasurer and Chief Financial
                                    Officer, AMRESCO, Inc.
Harold K. Roberts, Jr.      45      Partner in the firm of Roberts        1988          11,422(9)       35,000           46,422(9)
  (1,2,4)                           and Morgan, CPAs; Chairman and
                                    Chief Executive Officer,
                                    Statewide Title, Inc.
James M. Shoemaker, Jr.     63      Member, Wyche, Burgess, Freeman       1982          37,725(10)      35,000           72,725(10)
  (3,4,5)                           & Parham, P.A.
Brian S. MacKenzie          44      President and Chief Executive         1993           2,000(11)      10,000           12,000(11)
  (2,3,5)                           Officer, Builder Marts of
                                    America, Inc.
James D. Cockman            63      Chairman and Chief Executive          1993           2,000          10,000           12,000
  (1,2)                             Officer, Ocean Fresh Express
                                    International Seafood

                              PERCENT
                             OF TOTAL
          NAME            OUTSTANDING (6)
Charles D. Way                   1.1%
  (1,2)
G. Edwin McCranie                 .2%
  (2)
Barry L. Edwards                  .1%
  (3,4,5)
Harold K. Roberts, Jr.           (12)
  (1,2,4)
James M. Shoemaker, Jr.           .1%
  (3,4,5)
Brian S. MacKenzie               (12)
  (2,3,5)
James D. Cockman                 (12)
  (1,2)

 (1) Member of the Nominating Committee. The Nominating Committee met once during fiscal 1995 for the purpose of recommending members of the Board. The Company's Nominating Committee will consider nominees to the Board recommended by shareholders of the Company for the 1997 Annual Meeting of Shareholders. See "Proposals of Shareholders".

 (2) Member of the Long Range Planning Committee. The Committee met once during fiscal 1995 for the purpose of providing long-term direction for the Company.

 (3) Member of the Compensation Committee. The Compensation Committee met once during fiscal 1995 for the purpose of reviewing and submitting to the Board recommendations respecting the salary, bonus and other non-stock compensation to be provided to the Company's executive officers.

 (4) Member of the Audit Committee. The Audit Committee met with representatives of the Company's independent auditors once during fiscal 1995 for the purpose of reviewing the scope and results of such firm's audit.

 (5) Member of Stock Option Committee. The Stock Option Committee met once during fiscal 1995 for the purpose of considering option grants under the Company's 1991 Stock Option Plan to the Company's executive officers and key employees.

 (6) Pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), percentages of total outstanding shares have been computed on the assumption that shares that can be acquired within 60 days upon the exercise of options by a given person or group are outstanding, but no other such shares similarly subject to acquisition by other persons are outstanding.

 (7) The figure shown includes 29,380 shares owned by Mr. Way's wife. Mr. Way may be deemed to share voting and investment power with respect to such shares.

 (8) The figure shown includes 3,287 shares held in an individual retirement account for the benefit of Mr. Edwards and his wife and an aggregate of 4,460 shares held by Mr. Edwards' sons, as to which shares Mr. Edwards may be deemed to share voting and investment power.

 (9) The figure shown includes 615 shares held by Statewide Title, Inc., of which Mr. Roberts is Chairman, Chief Executive Officer, and an owner of 95% of the outstanding common stock.

(10) The figure shown includes 2,000 shares owned by Mr. Shoemaker's wife and 4,000 shares in a trust, of which Mr. Shoemaker is a co-trustee, for the benefit of two of Mr. Shoemaker's adult children. Mr. Shoemaker may be deemed to share voting and investment power with respect to such shares. The trust filed a late Form 3 with respect to its ownership of shares; however, all transactions with respect to the trust's shares have been timely reported.

(11) The figure shown includes 500 shares held in trust for the benefit of Mr. MacKenzie's minor child.

(12) Less than .1%.

     The Board met four times during fiscal 1995. All directors attended personally or by telephone all meetings of the Board and committees on which they served.

BUSINESS EXPERIENCE OF NOMINEES FOR DIRECTOR

     CHARLES D. WAY became the Chairman of the Board of the Company on October 29, 1992. Mr. Way assumed the position of President and Chief Executive Officer of the Company in October 1989. From June 1988 to October 1989, he served as President. From May 1986 to June 1988, he served as Executive Vice President, Treasurer and Secretary. From January 1981 through April 1986, he served as Vice President-Finance, Treasurer and Secretary. Mr. Way joined the Company in June 1979 as Controller. Mr. Way is also a director of World Acceptance Corporation and Moovies, Inc.

     G. EDWIN MCCRANIE joined the Company in 1986 as Director of Purchasing. He assumed the position as Executive Vice President of the Company in January 1995. From November 1991 to December 1994, he served as Executive Vice President-Purchasing. From January 1989 to October 1991, he served as Vice President-Purchasing. From 1986 until January 1989, he served as Director of Purchasing of the Company.

     BARRY L. EDWARDS has served as Executive Vice President, Treasurer and Chief Financial Officer of AMRESCO, Inc., an asset management company, since November 1994. He served as Vice President and Treasurer of The Liberty Corporation from 1979 to November 1994.

     HAROLD K. ROBERTS, JR. has been a partner in the firm of Roberts and Morgan, certified public accountants, since October 1989 and was a partner in the firm of Hinkle and Roberts, certified public accountants, from 1983 until 1989. In addition, Mr. Roberts has served as Chairman and Chief Executive Officer of Statewide Title, Inc., a real estate title insurance agency, since 1989. From 1972 to 1982, Mr. Roberts served as Controller and Assistant Treasurer of Food Lion, Inc.

     JAMES M. SHOEMAKER, JR. has been a member of Wyche, Burgess, Freeman & Parham, P.A., the law firm which is general counsel to the Company, since 1965. Mr. Shoemaker is a director of Palmetto Bancshares, Inc., One Price Clothing Stores, Inc., and Span-America Medical Systems, Inc.

     BRIAN S. MACKENZIE has served as President and Chief Executive Officer of Builder Marts of America, Inc. ("BMA") since November 1993. From April 1991 to July 1991, he served as its Chief Operating Officer. From July 1990 to April 1991, Mr. MacKenzie served as President of the Building Materials Retail Division of BMA. BMA is a wholesale distributor of building materials and supplies. From January 1990 to June 1990, Mr. MacKenzie served as Senior Vice President of Franchise Retailing of Coast To Coast Stores, Inc. ("Coast To Coast"), a hardware distributor, and served as Senior Vice President of Marketing and Merchandising of Coast To Coast from 1987 through January of 1990. Coast To Coast was acquired by Amdura, Inc. as a wholly-owned subsidiary in December 1988. In April 1990, Amdura, Inc., and its subsidiaries, including Coast To Coast, filed under Chapter 11 of the Federal Bankruptcy Laws. Coast To Coast was sold to a third party three months after the Chapter 11 filing, following which Mr. MacKenzie joined BMA.

     JAMES D. COCKMAN has served as Chairman and Chief Executive Officer of Ocean Fresh Express International Seafood, which is engaged in the business of processing and distributing seafood, since September 1992. From 1989 until 1992, he served as Chairman of the Sara Lee Food Service division of Sara Lee Corp., which engaged in the business of processing and distributing food products, and from 1985 to 1989, he served as Chairman of the Board and Chief Executive Officer of PYA Monarch, Inc., also a division of Sara Lee Corp. Mr. Cockman also serves as a director of Dollar General Stores and Clayton Homes, Inc.

COMPENSATION OF DIRECTORS

     During 1995, directors who are not officers of the Company were paid an annual retainer of $10,000, plus $1,500 per meeting of the Board, and $250 for each committee meeting attended. Pursuant to this arrangement, Messrs. Cockman, Edwards, MacKenzie, Roberts and Shoemaker were paid $15,250, $16,000, $15,750, $14,750, and $15,750, respectively, during fiscal 1995. Directors who are also officers of the Company were paid $100 per board meeting attended in 1995 and received no payments for committee meetings attended.

     In addition, each director who is not an officer of the Company receives options for 5,000 shares of Common Stock in January of each year. Pursuant to such arrangement, on each of January 31, 1995 and January 31, 1996, options were granted with respect to 5,000 shares of Common Stock to each of Messrs. Edwards, Roberts, MacKenzie, Cockman and Shoemaker. The options granted on January 31, 1995 had an exercise price of $8.0625 per share (the per share market value on the date of grant), and the options granted on January 31, 1996 had an exercise price of $6.875 per share (the per share market value on the date of grant). The options granted on January 31, 1995 became exercisable on July 31, 1995 and expire January 31, 2005; the options granted on January 31, 1996 become exercisable on July 31, 1996 and expire on January 31, 2006.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During fiscal 1995, Messrs. Edwards, MacKenzie and Shoemaker, each a non-employee director, served on the Company's Compensation Committee of the Board and on the Stock Option Committee of the Board. Mr. Shoemaker is a member of the law firm of Wyche, Burgess, Freeman & Parham, P.A., which serves as general counsel to the Company.

     On April 11, 1994, the Company entered into a contract with Restaurant Development, Inc. ("RDI"), a North Carolina corporation with its principal office in Salisbury, North Carolina. Under the contract, RDI agreed to provide to the Company a total comprehensive package of services, including legal services, related to the acquisition of real estate sites for restaurant facilities to be constructed and operated by the Company. For their services, the contract provided that RDI be paid 3% of the contract purchase price of each transaction. Prior to the Company's contract with RDI, similar real estate services were provided by two different parties. Statewide Title, Inc. ("Statewide") provided title and other closing services, and independent attorneys performed the related legal services. The Company paid RDI approximately $142,400 and $173,500 during 1995 and 1994, respectively, and paid Statewide approximately $36,800, $33,700, and $70,200 during 1995, 1994 and 1993, respectively, for services pursuant to this contract (and its predecessor). RDI was dissolved during 1995, and the Company intends to use Statewide in 1996 to perform services similar to those provided prior to the RDI arrangement. On May 10, 1995, the Company entered into a contract with Statewide for such services pursuant to which Statewide will receive 1% of the contract purchase price of each transaction with respect to title and other closing services. Attorney fees will be paid separately. The Company estimates that for 1996, Statewide will receive approximately $130,000 for its services. Of this amount, the Company believes that approximately $75,000 will represent amounts that Statewide will pay to third parties for title insurance and other fees on behalf of the Company. Mr. Roberts, a director of the Company, is Chairman and Chief Executive Officer of Statewide. Mr. Roberts also owns 95% of the outstanding stock of Statewide. Statewide owned 35% of the outstanding stock of RDI prior to its dissolution. The Company believes that the amounts that it has paid to RDI and Statewide and that it proposes to pay to Statewide for the services described above are less than the amounts that it would have to pay to third parties for similar services.

                   CERTAIN BENEFICIAL OWNERS OF COMMON STOCK

     To the extent known to the Company, other than Trimark Financial Corporation ("TFC"), which owned 4,737,300 shares of Common Stock (8.9% of the Company's total outstanding Common Stock) as of February 12, 1996, there is no person or group that beneficially owns 5% or more of the outstanding shares of Common Stock of the Company as of March 6, 1996. According to the Amendment No. 2 to Schedule 13-G filed by TFC with the Securities and Exchange Commission ("SEC") on February 12, 1996, each of Trimark Fund and Trimark Select Growth Fund (the "Funds") are record owners of a portion of the 4,737,300 shares of Common Stock. Trimark Investment Management Inc. ("TIMI") is the manager of the assets of the Funds and sole trustee of the Funds and, as such, has sole voting power and sole dispositive power with respect to such shares of Common Stock. TFC owns 100% of the voting equity securities of TIMI, and consequently may be deemed to be the beneficial owner of such shares of Common Stock. The address of Trimark Financial Corporation is One First Canadian Place, Suite 5600, Toronto, Ontario, Canada, M5X 1E5.

                               EXECUTIVE OFFICERS

     The following table sets forth the name, age, principal occupation, years of service as an officer of the Company and Common Stock beneficially owned as of March 6, 1996 of or by each executive officer of the Company, and all executive officers and directors as a group.

                                                                                                             SHARES
                                                                                                              THAT
                                                                                                             CAN BE
                                                                                                            ACQUIRED
                                                                                           OUTSTANDING     WITHIN 60
                                                                               COMPANY       SHARES        DAYS UPON
                                                   COMPANY OFFICES             OFFICER     BENEFICIALLY     EXERCISE
             NAME                 AGE              CURRENTLY HELD               SINCE         OWNED        OF OPTIONS
Charles D. Way                    43      Chairman of the Board,                 1981        234,581(2)      375,000
                                          President and Chief Executive
                                          Officer
G. Edwin McCranie                 47      Executive Vice President               1989          1,600         101,000
                                          and Director
John C. Jamison                   37      Vice President-Real Estate             1988          1,500         132,500
James R. Hart                     48      Vice President-Human Resources         1988            250          61,000
Fred T. Grant, Jr.                40      Vice President-Finance,                1990            200          60,000
                                          Treasurer and Assistant
                                          Secretary
Morgan A. Graham                  59      Vice President-Construction            1991            585          60,000
Alan E. Shaw                      37      Vice President-Operations              1990            167          84,500
Ilene T. Turbow                   45      Vice President-Marketing               1995              0          14,000
Janet J. Gleitz                   53      Secretary                              1988          1,000          21,500

All executive officers and                                                                   331,508       1,034,500
  directors as a group (14
  persons)

                                  TOTAL OF
                                   SHARES            PERCENT
                                BENEFICIALLY        OF TOTAL
             NAME                  OWNED         OUTSTANDING (1)
Charles D. Way                      609,581(2)         1.1%
G. Edwin McCranie                   102,600             .2%
John C. Jamison                     134,000             .3%
James R. Hart                        61,250             .1%
Fred T. Grant, Jr.                   60,200             .1%
Morgan A. Graham                     60,585             .1%
Alan E. Shaw                         84,667             .2%
Ilene T. Turbow                      14,000             (3)
Janet J. Gleitz                      22,500             (3)
All executive officers and        1,366,008            2.5%
  directors as a group (14
  persons)

(1) Pursuant to Rule 13d-3 under the Exchange Act, percentages of total outstanding shares have been computed on the assumption that shares that can be acquired within 60 days upon the exercise of options by a given person are outstanding, but no other such shares similarly subject to acquisition by other persons are outstanding.

(2) The figure shown includes 29,380 shares owned by Mr. Way's wife. Mr. Way may be deemed to share voting and investment power with respect to such shares.

(3) Less than .1% of the outstanding shares of stock as of March 6, 1996.

BACKGROUND OF EXECUTIVE OFFICERS

     Below is a summary of the background of the Company's executive officers who are not also directors of the Company.

     JOHN C. JAMISON joined the Company in 1980 and served as a store manager until February 1983. Since that time he served as Assistant Director of Development and Director of Development until January 1988, when he assumed the position of Vice President-Development. In May 1991, he assumed his present position as Vice President-Real Estate.

     JAMES R. HART joined the Company in 1979 and served as a store manager until September 1983. Since that time he served as Director of Human Resources until April 1988, when he became Vice President-Human Resources.

     FRED T. GRANT, JR. joined the Company in January 1990 as Director of Finance. He served in that position until April 1990, when he became Vice President-Finance. In January 1994, Mr. Grant was named Vice President-Finance, Treasurer and Assistant Secretary. Prior to joining the Company, Mr. Grant was a Senior Manager with the Greenville, South Carolina office of KPMG Peat Marwick, an international accounting and consulting firm, since 1985.

     MORGAN A. GRAHAM has been Vice President-Construction since November 1991. After joining the Company in July 1987 as a Construction Superintendent, he served in several construction-related positions, including Project Manager, Architectural Coordinator, Procurement Manager and Director of Construction, until assuming his present position.

     ALAN E. SHAW joined the Company in 1979 and served as a store manager until being promoted to Supervisor in 1982. From 1984 through 1989, he served as Assistant Director of Operations and Regional Director of Operations prior to his promotion to Regional Vice President-Operations in January 1990. In November 1991, Mr. Shaw assumed his present position as Vice President-Operations.

     ILENE T. TURBOW joined the Company in April 1993 as Director of Marketing. She served in that position until August 1995, when she became Vice President-Marketing. Prior to joining the Company, Ms. Turbow was General Manager with Kaminsky's from 1992 to 1993, where she was responsible for store operations of a prototype restaurant concept. From 1985 to 1992, she was Vice President with Dawson Foodservice, Inc., a senior-level management position at a foodservice marketing firm.

     JANET J. GLEITZ joined the Company in 1981 and served as Corporate Relations Administrator until June 1988, when she assumed her present position of Secretary.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     The following table shows for the fiscal years 1995, 1994 and 1993 the cash compensation paid by the Company and its subsidiaries, as well as certain other compensation paid or accrued for those years, to the five executive officers of the Company whose salary and bonus in fiscal 1995 exceeded $100,000 (collectively the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                            LONG-TERM
                                                                           COMPENSATION
                                                                              AWARDS
                                                 ANNUAL COMPENSATION        SECURITIES
                                     FISCAL      SALARY                     UNDERLYING           ALL OTHER
   NAME AND PRINCIPAL POSITION        YEAR        ($)        BONUS ($)       OPTIONS        COMPENSATION ($)(1)

Charles D. Way,                        1995      225,561       78,975          30,000              65,482
  Chairman of the Board,               1994      204,558       30,600          60,000              61,246
  President and Chief Executive        1993      184,474            0          30,000              57,768
  Officer
Alan E. Shaw, Vice                     1995      112,161       47,700          10,000              33,831
  President-Operations                 1994      101,150       42,300          20,000              32,771
                                       1993       90,172       25,313          10,000              31,448
G. Edwin McCranie, Executive Vice      1995      116,027       26,910          10,000              36,628
  President                            1994      106,024       10,500          20,000              34,175
                                       1993       97,257            0          10,000              33,992
John C. Jamison, Vice                  1995      110,200       29,480          10,000              27,197
  President-Real Estate                1994      104,197       13,936          20,000              25,948
                                       1993       98,502            0          10,000              24,509
Fred T. Grant, Jr.,                    1995      115,194       30,820          10,000              32,148
  Vice President-Finance,              1994      104,198       13,936          20,000              31,035
  Treasurer and Assistant              1993       94,196            0          10,000              29,876
  Secretary

(1) "All Other Compensation" for 1995 includes the following: (i) contributions of $2,250, $2,285, $1,894, $1,866, and $1,939 to the Company's 401(k) Plan
    (the "Plan") on behalf of Mr. Way, Mr. Shaw, Mr. McCranie, Mr. Jamison, and Mr. Grant, respectively, to match 1995 pre-tax elective deferral contributions (included under Salary and Bonus) made by each to such Plan;
    (ii) premium payments of $7,500 on behalf of each of Mr. Way, Mr. Shaw, Mr. Jamison and Mr. Grant and $6,100 for Mr. McCranie for a policy of health insurance providing a level of coverage not otherwise available under the Company's standard health plan; (iii) premium payments of $117 on behalf of each of Messrs. Way, Shaw, McCranie, Jamison, and Grant for an additional $50,000 in life insurance above the coverage available to salaried employees generally; (iv) a premium payment of $2,428 for disability insurance coverage for Mr. Way; (v) an accrual of $26,230 pursuant to the Deferred Compensation-Salary Continuation Agreement between the Company and Mr. Way; and (vi) the Company's estimate of the imputed benefit to Messrs. Way, Shaw, McCranie, Jamison, and Grant of $26,957, $23,929, $28,517, $17,714 and
    $22,592, respectively, of split-dollar life insurance coverage (including the value of the term insurance portion) purchased by the Company on each officer's life in the policy amounts of $1,005,000, $910,000, $1,101,000, $675,000, and $840,000, respectively. Under the Company's insurance plan, the Company pays premiums on such policies on the life of participating executive officers for a period of ten years. The Company owns the policy for the first five years of the policy. After the fifth year, the Company transfers ownership of the policy to the participating executive. The Company is repaid the aggregate amount of the premiums, without interest, at the earlier of the executive's dying or reaching age 60, or the termination of the policy.

SUMMARY OF OPTION GRANTS AND HOLDINGS

     The following table illustrates the value of the stock options granted to the Named Executive Officers during fiscal 1995:

                       OPTION GRANTS IN 1995 FISCAL YEAR

                       INDIVIDUAL GRANTS
                                       % OF TOTAL
                                        OPTIONS
                        NUMBER OF      GRANTED TO
                       SECURITIES      EMPLOYEES
                       UNDERLYING       IN 1995       EXERCISE
                         OPTIONS         FISCAL        PRICE        EXPIRATION         GRANT DATE
       NAME            GRANTED (#)        YEAR         ($/SH)          DATE         PRESENT VALUE (1)
Charles D. Way            30,000           5.1%         7.50         10/17/05  (2)      $ 107,400
Alan E. Shaw              10,000           1.7%         7.50         10/17/05  (2)      $  35,800
G. Edwin McCranie         10,000           1.7%         7.50         10/17/05  (2)      $  35,800
John C. Jamison           10,000           1.7%         7.50         10/17/05  (2)      $  35,800
Fred T. Grant, Jr.        10,000           1.7%         7.50         10/17/05  (2)      $  35,800

(1) In accordance with SEC rules, the dollar amounts under this column are the result of calculations using the Black-Scholes based option valuation model. The Company's use of this model should not be construed as an endorsement of its accuracy at valuing options. All stock option models require a prediction about the future movement of stock price. The valuation assumes an expected volatility of .307, a 0% dividend yield, a 7 1/2-year holding term prior to exercise, and a risk free rate of return of 5.97% for the options expiring October 17, 2005, reflecting the yield on a zero coupon U.S. Treasury security for the holding term prior to exercise of the option. No adjustments have been made for non-transferability or risk of forfeiture. The actual value of the options, if any, will depend on the extent to which the market value of the Common Stock exceeds the exercise price of the option on the date of exercise.

(2) These options become exercisable in full on April 17, 1996. In addition, the stock option plan and/or stock option agreements set forth certain earlier expiration dates.

     The following table sets forth information with respect to the Named Executive Officers concerning option exercises, the unexercised options held as of the end of the fiscal year and the value of such options.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                     VALUES

                                                            NUMBER OF
                                                            SECURITIES            VALUE OF
                                                            UNDERLYING           UNEXERCISED
                                                           UNEXERCISED          IN-THE-MONEY
                                                         OPTIONS AT 1995           OPTIONS
                         SHARES                          FISCAL YEAR- END      AT 1995 FISCAL
                       ACQUIRED ON                             (#)             YEAR-END $ (1)
                        EXERCISE          VALUE            EXERCISABLE/         EXERCISABLE/
       NAME                (#)         REALIZED ($)       UNEXERCISABLE         UNEXERCISABLE
Charles D. Way                0              n/a            345,000/30,000           307,500/0
Alan E. Shaw                  0              n/a             74,500/10,000            45,000/0
G. Edwin McCranie             0              n/a             91,000/10,000            90,375/0
John C. Jamison               0(2)           n/a(2)         124,000/10,000(2)        121,500/0(2)
Fred T. Grant, Jr.            0              n/a             50,000/10,000            24,375/0

(1) The value of unexercised in-the-money options was calculated for each officer as follows: market price of the Common Stock as of January 3, 1996 times the number of shares covered by such in-the-money options held by such officer minus the product of the exercise price with respect to such options and the number of shares covered by such options.

(2) Mr. Jamison exercised 1,500 options in January 1996. In accordance with SEC rules, this exercise will be reported in tabular format in the Company's proxy statement for the 1997 Annual Meeting.

DEFERRED COMPENSATION-SALARY CONTINUATION AGREEMENTS

     In April 1987, the Board of Directors approved a Deferred Compensation-Salary Continuation Agreement between the Company and Mr. Charles Way. The agreement with Mr. Way provides for cash payments of $60,000 per year for each of the 10 years following Mr. Way's retirement, death or total disability, with retirement age set at 55, such benefits to vest 10% per annum commencing in 1987. The total deferred compensation liability as of January 3, 1996 relating to this agreement was $134,120. An aggregate of $26,230 of deferred compensation was accrued under this agreement for the benefit of Mr. Way during fiscal 1995. The Company is the owner and beneficiary of a life insurance policy on the life of Mr. Way. On the basis of reasonable assumptions as to mortality, dividends and other factors, it is expected that the cost of benefits under this arrangement will be recovered through a combination of general corporate funds and the cash surrender value of the insurance policy.

                      REPORT OF THE COMPENSATION COMMITTEE
                           AND STOCK OPTION COMMITTEE

     The Compensation Committee (the "Compensation Committee") of the Board of Directors periodically submits to the Board recommendations respecting the salary, bonus and other non-stock compensation to be provided to the Company's executive officers. The Stock Option Committee (the "Stock Option Committee") of the Board grants options with respect to shares of the Company's Common Stock to the Company's executive officers and employees. The Compensation Committee and the Stock Option Committee are referred to collectively as the "Committees". The Committees provide the following joint report.

EXECUTIVE OFFICER COMPENSATION

     The Committees attempt to act on the shareholders' behalf in establishing executive compensation programs, for the Company's shareholders ultimately bear the cost of these programs. The Company's executive compensation policies and specific executive compensation programs are adopted and administered in accordance with that belief. The Committees annually review the Company's corporate performance and that of its executive officers to determine appropriate compensation. The Committees seek to achieve a balance between the Company's need to attract and retain qualified and motivated executives, on the one hand, and the maximization of the Company's operating performance, on the other.

     The Committees' executive compensation philosophy is to set compensation levels in its discretion to provide for compensation opportunities that reflect Company and individual performances. The Company's current executive compensation structure consists of base salary and stock options, with an incentive cash bonus arrangement.

     Over the years, the Compensation Committee has attempted to set executive officer cash compensation amounts at levels somewhat lower than levels that the committee believes prevail within the restaurant industry, and has complemented these cash amounts with significant stock option grants.

     In the case of all executive officers except Mr. Way, the Compensation Committee adjusted their salaries in 1995 based upon the recommendations of Mr. Way. Factors considered by Mr. Way were generally subjective, such as his perception of individual performance and the level of individual responsibility. Mr. Way recommended increases in the base salaries of executive officers ranging from 5% to 10%. The Compensation Committee determined that these increases were appropriate to compensate executive officers for the increased level of responsibility associated with the increase in the Company's size.

     The stock option grants are generally made on an annual basis at the then stock market price and have the purpose of providing the Company's executive officers and key employees with an equity ownership opportunity in the Company and with incentives to maximize shareholder values. During 1995, the Stock Option Committee made one option grant to each executive officer. In determining the size of any stock option grant, the Stock Option Committee considers the following qualitative factors: the Committee's perception of the Company's overall performance, the individual's performance, the potential effect which the individual's future performance may have on the Company and the number of options previously granted to the individual. Each of these factors was given approximately equal weight.

     During 1995, Alan Shaw, Vice President-Operations, was paid quarterly bonuses based on four factors: (1) same-store sales comparisons; (2) pre-tax earnings compared to the immediately preceding year; (3) customer service as reported through a "hidden shopper" program; and (4) various other subjective considerations, including management turnover, team work and creativity. Factors
(1) and (2) were given a combined weight of approximately 60%. The Compensation Committee considered each of these factors and awarded bonuses to Mr. Shaw as noted in the Summary Compensation Table.

     During 1995, the Compensation Committee continued an Executive Bonus Plan to provide additional incentives to its other executive officers, effective for the 1995 fiscal year. The bonus plan covers eight of the Company's nine executive officers. Alan Shaw already participates in the plan described above. Pursuant to the plan, each year the Compensation Committee establishes a percentage of each participating executive's annual base salary, ranging from 10%-30%, as a target bonus amount. The executive is eligible to receive this bonus amount, or a portion thereof, if the executive meets objectives set by the Compensation Committee. In the case of all executive officers other than Charles Way and Edwin McCranie, the receipt of the target bonus was based upon the achievement of Company objectives in: (i) increase in average unit sales; (ii) increase in net earnings; and (iii) subjective departmental and personal objectives. Each of these factors was weighted equally. In the case of Messrs. Way and McCranie, the receipt of their entire target bonus was based upon the achievement of Company objectives in: (i) increase in average unit sales; and
(ii) increase in net earnings. Each of these factors was weighted equally. At the end of 1995, the Compensation Committee considered each of these objectives and awarded bonuses as noted in the Summary Compensation Table in accordance with the bonus plan.

     The Omnibus Budget Reconciliation Act of 1993 denies publicly traded companies the ability to deduct for federal income tax purposes certain compensation paid (including gains on exercised stock option grants) to top executive officers in excess of $1 million per person. The Compensation Committee and Stock Option Committee intend to administer the Company's executive compensation programs in such a way that compensation to executive officers will be fully deductible under the Internal Revenue Code, including submitting plans for shareholder approval where necessary and determining compensation on an objective basis where necessary.

CHIEF EXECUTIVE OFFICER COMPENSATION

     Mr. Way joined the Company in 1979, has served as its President and Chief Executive Officer since 1989, and became Chairman of the Board in 1992. In setting Mr. Way's compensation, the Compensation and Stock Option Committees tend to set a relatively low base salary for an individual with Mr. Way's responsibilities and emphasize option grants as a component of his overall compensation package. The Committees believe that this approach to Mr. Way's compensation has resulted in an appropriate alignment of his long-term rewards from the Company with the interests of shareholders.

     During 1995, the Compensation Committee adjusted Mr. Way's base salary upward by approximately 10.3%. In making this adjustment, the Compensation Committee considered subjective factors including the perception of the committee as to Mr. Way's overall performance and objective factors such as the increase in the Company's earnings per share, operating margins, and return on equity. Each of these factors was given approximately equal weight. In addition, Mr. Way received a bonus of $78,975 pursuant to the bonus plan described above because of the Company's attainment of its average unit sales objectives. The Company's per share earnings increased 8.8% from 1994 to 1995.

     In addition, during 1995, the Stock Option Committee granted Mr. Way options with respect to an aggregate of 30,000 shares of Common Stock. In determining the size of each of these grants, the committee considered the following qualitative factors: the committee's perception of the Company's overall performance, Mr. Way's performance, the potential effect of his future performance on the Company and the number of options previously granted to him. Each of these factors was given approximately equal weight. At fiscal 1995 year-end, the value of Mr. Way's outstanding exercisable in-the-money stock options was $307,500 as compared to $210,938 at the end of 1994, an increase of 45.8%. The Stock Option Committee believes that the stock options provide Mr. Way with appropriate incentives to promote long-term shareholder value.

COMPENSATION COMMITTEE                STOCK OPTION COMMITTEE
James M. Shoemaker, Jr., Chairman     Brian S. MacKenzie, Chairman
Barry L. Edwards                      Barry L. Edwards
Brian S. MacKenzie                    James M. Shoemaker, Jr.

                               PERFORMANCE GRAPH

     A line graph comparing the cumulative, total shareholder return on the Common Stock of the Company for the last five fiscal years with the cumulative total returns of the NASDAQ Market Index and a peer group consisting of all publicly traded companies whose SIC code is 5812, the code for eating places, over the same period (assuming a $100 initial investment) is presented below. The Company will promptly furnish without charge to any shareholder of record on March 6, 1996, the identity of the companies included in the peer group. Requests should be directed to the Company, Post Office Box 100, Greer, South Carolina 29652; Attn: Shareholder Relations.

     Note: The stock price performance shown on the graph below is not necessarily indicative of future price performance.

                   COMPARISON OF CUMULATIVE TOTAL RETURNS
                   AMONG RYAN'S FAMILY STEAK HOUSES, INC.,
                   NASDAQ MARKET INDEX AND SIC CODE INDEX
               FOR THE FIVE-YEAR PERIOD ENDING JANUARY 3, 1996

               (Comparison chart appears here. Plot points are below)

                                             1991   1992   1993    1994    1995  1996

(circle) RYAN'S FAMILY STEAK HOUSES, INC.
(diamond) NASDAQ MARKET INDEX                 (Customer to fill in plot points)
(plus) SIC CODE INDEX 5812

                                    AUDITORS

     KPMG Peat Marwick LLP, independent certified public accountants, has been appointed as auditors for the Company for the current fiscal year and to examine and report to shareholders upon the financial statements as of and for the year ending January 1, 1997. Representatives of KPMG Peat Marwick LLP will be present at the Annual Meeting, and such representatives will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions which the shareholders may have. KPMG Peat Marwick LLP has acted for the Company in this capacity since 1981, and neither the firm nor any of its members has any relation with the Company except in the firm's capacity as auditors and tax advisors.

                            SOLICITATION OF PROXIES

     The Company will pay the cost of soliciting proxies in the accompanying form. In addition to solicitation by mail, proxies may be solicited by officers and other regular employees of the Company by telephone, telegram or personal interview for no additional compensation. The Company has engaged W. F. Doring &
Company to solicit proxies and distribute materials to brokerage houses, banks, custodians, nominees and fiduciaries for an estimated fee of approximately
$10,000. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation

                                       10

material to beneficial owners of the stock held of record by such persons, and the Company will reimburse such persons for reasonable out-of-pocket expenses incurred by them in so doing.

                           PROPOSALS OF SHAREHOLDERS

     Any shareholder who wishes to present a proposal at the 1997 Annual Meeting of Shareholders of the Company and have such proposal included in the proxy statement and form of proxy relating to that meeting must cause such proposal to be received by the Company not later than November 15, 1996. Shareholders desiring to make a recommendation to the Nominating Committee of the Board of Directors should submit the name(s) and business background of the proposed nominee(s) for the Board no later than November 15, 1996. Such proposal should be sent to the Company, Attention: Janet J. Gleitz, Post Office Box 100, Greer,
South Carolina 29652. The proposal must comply with the rules of the SEC relating to shareholder proposals.

                             FINANCIAL INFORMATION

     THE COMPANY'S 1995 ANNUAL REPORT IS ENCLOSED HEREWITH. THE COMPANY WILL
PROVIDE WITHOUT CHARGE TO ANY SHAREHOLDER OF RECORD AS OF MARCH 6, 1996, WHO SO
REQUESTS IN WRITING, A COPY OF SUCH FISCAL 1995 ANNUAL REPORT OR THE COMPANY'S
1995 ANNUAL REPORT ON FORM 10-K (WITHOUT EXHIBITS) FILED WITH THE SECURITIES AND
EXCHANGE COMMISSION. ANY SUCH REQUEST SHOULD BE DIRECTED TO RYAN'S FAMILY STEAK
HOUSES, INC., 405 LANCASTER AVENUE, GREER, SOUTH CAROLINA 29650, OR POST OFFICE
BOX 100, GREER, SOUTH CAROLINA 29652, ATTENTION: JANET J. GLEITZ.

                                 OTHER BUSINESS

     As of the date of this Proxy Statement, management was not aware that any business not described above would be presented for consideration at the meeting. If any other business properly comes before the meeting, it is intended that the shares represented by proxies will be voted with respect thereto in accordance with the judgment of the person voting them.

                                  By Order of the Board of Directors,
                                   /s/ Janet J. Gleitz
                                  Janet J. Gleitz
                                  SECRETARY

Greer, South Carolina
March 29, 1996

                                       11

*******************************************************************************
                                APPENDIX


                    RYAN'S FAMILY STEAK HOUSES, INC.

               P.O. Box 100, Greer, South Carolina 29652

P     The undersigned hereby appoints Charles D. Way and Janet J. Gleitz, and
R     each of them, as Proxies, each with the power to appoint his/her
O     substitute, and hereby authorizes them to represent and to vote, as
X     designated below, all the shares of Common Stock of Ryan's Family
Y     Steak Houses, Inc. (the "Company") held of record by the undersigned on March 6, 1996, at the annual meeting of shareholders to be held on April 25, 1996 (the "Meeting"), or any adjournment thereof.

      1. ELECTION OF DIRECTORS
         [ ] FOR all 7 nominees listed below         [ ] WITHHOLD AUTHORITY
             (except as marked to the contrary below)    to vote for all
                                                         nominees listed below

Please sign          James D. Cockman, Barry L. Edwards, Brian S. MacKenzie,
on reverse           G. Edwin McCranie, Harold K. Roberts, Jr., James M.
side and return      Shoemaker, Jr., Charles D. Way
in the enclosed
postage-paid         (Instruction: To withhold authority to vote for any
envelope.             individual nominee(s) write the name of the nominee(s)
                      on the space provided below.)

                    _________________________________________________________

                    2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.


              THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. THE
              SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AT THE MEETING IN
              ACCORDANCE WITH INSTRUCTIONS CONTAINED HEREIN. IN THE ABSENCE OF
              SUCH INSTRUCTIONS, THIS PROXY WILL BE VOTED "FOR" ALL OF THE
              FOREGOING PROPOSALS.


                                    Date____________________________, 1996

                                     _____________________________________
                                                    Signature

                                     ______________________________________
                                                    Signature

                                     Please sign this proxy exactly as your
                                     name or names appear hereon. If stock is held jointly, signatures should appear for both names. When signing as attorney, executor, administrator, trustee, guardian or agent, please indicate the capacity in which you are acting. If stock is held by a corporation, please sign in full corporate name by authorized officer and give title of officer.


